AGREEMENT FOR POST-CLOSING ADJUSTMENTS


     This Agreement for Post-Closing Adjustments is made as of February 1, 1999, by and among Venture Funding, Ltd., a Colorado corporation ("VFL"), Boutine, LLC, a Colorado limited liability company ("Boutine"), Network Acquisitions, Inc., a Colorado corporation ("NAI"), Cavion Technologies, Inc., a Colorado corporation ("Cavion"), Craig E. Lassen, David J. Selina and Jeff Marshall.

     Pursuant to the Asset Purchase Agreement dated December 31, 1998 (the "Purchase Agreement") between Cavion and NAI, NAI has agreed to purchase substantially all of Cavion's assets for shares of NAI's common stock and assumption of certain liabilities. This agreement is being entered into in connection with the closing under the Purchase Agreement. VFL and Boutine are the controlling shareholders of NAI. Lassen, Selina and Marshall (the "Managers") are the management shareholders of NAI.

     NAI is in the process of raising capital through an offering of NAI's Convertible Preferred Stock, Series A (the "preferred stock offering"). NAI's obtaining this capital is a condition to Cavion's obligation to close under the Purchase Agreement. The parties have agreed to close the transaction contemplated by the Purchase Agreement (the "Asset Closing"), subject to later completion of the preferred stock offering. This structure will require a post-closing adjustment of the holdings of common stock among VFL, Boutine, Cavion and the Managers in order to implement the parties' intention with respect to percentage ownership of the common stock. The purpose of this agreement is to provide for the post-closing adjustment of common stock holdings, and to determine what will occur if the preferred stock offering does not close.

     NAI and Cavion have agreed that (1) the number of shares of NAI's Class A common stock (the "common stock") issued to Cavion will be equal to 12% of the equity interest in NAI (fully diluted) as of the closing under the preferred stock offering, subject to certain adjustments described below, and (2) the number of shares of common stock held by the Managers will be equal to 20% of the equity interest in NAI (fully diluted), subject to the same adjustments.

     Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. POST-CLOSING ADJUSTMENT OF SHARES. Within ten business days after the initial closing of the preferred stock offering (the "Offering Closing"), NAI will deliver to all parties a true and accurate final accounting of all costs related to the offering, and the following adjustments will be made.

     (a) VFL and Boutine will assign and deliver shares of common stock to Cavion, or Cavion will assign and deliver shares of common stock to VFL and Boutine, as required so that Cavion holds 12% of the equity interest in NAI on a fully diluted basis as of the Offering Closing, subject to the calculations described in the following section.

     (b) VFL and Boutine will assign and deliver shares of common stock to Lassen, Selina and Marshall, or Lassen, Selina and Marshall will assign and deliver shares of common stock to VFL and Boutine, as required so that the Managers hold 20% of the equity interest in NAI on a fully diluted basis as of the Offering Closing, subject to the calculations described in the following section.

     2. CALCULATION OF ADJUSTMENT. For purposes of calculating the equity interests of Cavion and the Managers under this agreement, the following principles will apply:

     (a) The warrants issued under the Private Placement Memorandum dated October 20, 1998 will be counted as if exercised in full prior to the Offering Closing.

     (b) The Convertible Preferred Stock, Series A of NAI (the "Preferred Stock") will be counted as if converted in full prior to the Offering Closing, to the extent of (1) one-half of the total $2 million offering of Preferred Stock, plus (2) the number of additional shares of Preferred Stock that, at the offering price, results in proceeds equal to the underwriter's total cash compensation (including expense allowance) related to the shares counted under clause (1), and the additional underwriter's compensation related to all additional shares counted under this clause (2), plus (3) the number of additional shares of Preferred Stock that, at the offering price, results in proceeds equal to NAI's total other costs related to the preferred stock offering (including without limitation amounts payable to counsel, accountants and the printer for the offering).

     3. IMPLEMENTATION OF STOCK TRANSFER. If so requested by Cavion, VFL and Boutine will assign to the voting shareholders of Cavion the number of shares deliverable to Cavion under Section 1, and will deliver these shares to Cavion for the benefit of its voting shareholders.

     4. EFFECT OF FAILURE TO CLOSE THE PREFERRED STOCK OFFERING. As used in this agreement, the "Trigger Date" means (a) the Termination Date of the preferred stock offering (as defined in the final Private Placement Memorandum for the preferred stock offering), or (b) such other date as VFL, Boutine, NAI and Cavion agree. If the Offering Closing has not occurred by the Trigger Date, then Cavion will be entitled to rescind the transaction described in the Purchase Agreement by giving notice to NAI, VFL and Boutine. The notice will state the effective date of the rescission (the "Rescission Date"), which will be at least five business days after the date of the notice.

     5. IMPLEMENTATION OF ASSET RETRANSFER. If Cavion exercises its rescission right under the preceding section, the parties will take the following actions on the Rescission Date:

     (a) The assets and liabilities assigned to and assumed by NAI under the Bill of Sale, Assignment and Assumption Agreement, as increased or decreased in the ordinary course of business following the Asset Closing, will be assigned to and assumed by Cavion, free and clear of all liens, claims and encumbrances other than those in place as of the Asset Closing. The shares of NAI Class A and Class B Common Stock received by Cavion at the Asset Closing will be assigned to NAI, free and clear of all liens, claims and encumbrances.

     (b) The retransfer of assets, liabilities and shares will be subject to representations, warranties and indemnities equivalent to the representations, warranties and indemnities in the Purchase Agreement, with NAI being treated as the Seller and Cavion as the Buyer for the period between the Asset Closing and the Rescission Date.

     (c) Cavion will agree to pay NAI an amount equal to (1) all amounts due as of the Asset Closing under the Loan Agreement dated as of September 14, 1998 between NAI and Cavion, plus (2) the cash used in operations between the date of the Asset Closing and the Rescission Date, plus (or minus) (3) the amount by which the cash and cash equivalents transferred to Cavion on the Rescission Date exceeds (or is less than) the cash and cash equivalents transferred to NAI at the Asset Closing. This amount will be due 60 days after the Rescission Date, and will otherwise be subject to the terms of the Loan Agreement.

     (d) The employment contracts between the Managers and NAI, the Agreement for Sharing of Dilution executed at the Asset Closing, and sections 1, 2 and 3 of this agreement, will be terminated. The Managers will resign as officers and directors of NAI.

     (e) Following the Rescission Date, each party will continue to be subject to the confidentiality provisions of the Purchase Agreement. These obligations will remain in effect for three years following the Rescission Date, or with respect to any trade secret, for as long as such information remains a trade secret.

     6. COVENANTS DURING THE OFFERING PERIOD. Until the Offering Closing, NAI covenants with Cavion as follows:

     (a) NAI will not, without the approval of those board members of NAI who are also board members of Cavion, (1) merge, consolidate with any entity, liquidate, dissolve, or reorganize; (2) acquire or dispose of material assets in other than in the ordinary course of business; (3) declare or pay any dividends, make any distribution of assets to any shareholder, or acquire any of its equity securities; (4) issue any equity securities of any kind except in connection with the Offering; (5) institute any methods of accounting that differ materially from the methods used as of the Asset Closing; or (6) agree to do any of the foregoing.

     (b) Except with the approval of those board members of NAI who are also board members of Cavion, NAI will (1) carry on the business acquired from Cavion in substantially the same manner as it was conducted prior to the Asset Closing; (2) use its best efforts to maintain and support the name and business relationships acquired from Cavion; (3) pay when due all indebtedness incident to its operations (except as contested in good faith and with appropriate accounting reserves); (4) keep its properties in good repair, and appropriately insured; and (5) comply with all material applicable legal requirements.

     7. TERM. This agreement will terminate upon completion of the adjustments described in section 1, or upon completion of the transactions described in section 5, whichever comes sooner.

     8. GENERAL. This agreement is governed by the laws of the State of Colorado. This agreement supersedes all agreements previously made between the parties concerning its subject matter, and may not be waived or modified except in writing signed by the parties. If any provision of this agreement is found to be invalid or unenforceable, such provision will be modified to the minimum extent necessary to be valid and enforceable, and the remainder hereof will not be affected. This agreement is binding on and enforceable by and against the parties and their successors, legal representatives and assigns. No party may assign its obligations under this agreement except to a purchaser of substantially all of that party's stock in NAI. The obligations of VFL and Boutine under this agreement are joint and several. Notices under this agreement will be in writing and will be effective when received by certified mail to the addresses given below. Refusal to accept delivery will be deemed receipt. This agreement does not supersede or exclude any remedy that any party may have as a result of failure to close the preferred stock offering or otherwise. The prevailing party will be entitled to reimbursement of reasonable fees and costs in connection with any dispute regarding this agreement.

                            [END OF AGREEMENT;
                       SIGNATURE PAGE FOLLOWS NEXT]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement for Post-Closing Adjustments as of the date first referenced above.

CAVION TECHNOLOGIES, INC.            NETWORK ACQUISITIONS, INC.


/s/ David. J. Selina                 /s/Andrew I. Telsey
By:  David J. Selina, President      By:  Andrew I. Telsey, President
7475 Dakin Street, Suite 607         2851 S. Parker Road, Suite 720
Denver, Colorado 80221-6920          Aurora, Colorado 80014

VENTURE FUNDING, LTD.                BOUTINE, LLC


/s/Andrew I. Telsey                  /s/Gary Graham
By:  Andrew I. Telsey, President     By:  Gary Graham, Manager
2851 S. Parker Road, Suite 720       c/o First Capital Investments, Inc.
Aurora, Colorado 80014               5460 S. Quebec Street, Suite 220
                                     Englewood, Colorado 80111


/s/ Craig E. Lassen                  /s/David J. Selina
Craig E. Lassen                      David J. Selina
c/o Cavion Technologies, Inc.        5523 S. Jasper Way
7475 Dakin Street, Suite 605         Aurora, Colorado 80015
Denver, Colorado 80221-6920



                                     /s/Jeff Marshall
                                     Jeff Marshall
                                     6198 S. Killarney Drive
                                     Aurora, Colorado 80016